Exhibit 99.1

SeaWorld Entertainment, Inc. Announces Quarterly Dividend of $0.10 per Share and Opportunistic Share Repurchases

ORLANDO, Fla., Sept. 19, 2016 — The Board of Directors of SeaWorld Entertainment, Inc. (NYSE: SEAS) (the “Board”) today declared a cash dividend of $0.10 per share of common stock, payable on October 7, 2016 to shareholders of record at the close of business on September 29, 2016. This cash dividend was reduced from the company’s previous quarterly dividend declarations of $0.21 per share of common stock. The company expects to redeploy this additional capital to shareholders by opportunistically repurchasing the company’s shares in the open market during the remainder of 2016. The Board has also decided to suspend the company's quarterly dividend subsequent to this dividend declaration.

“We believe our 5-point strategy to stabilize the business to drive sustainable growth is taking hold, and we are optimistic about SeaWorld’s long-term future. After careful and thorough deliberation, the Board has determined that, consistent with the financial discipline pillar of the company’s strategy, the best way to support the long-term development of the business and deliver value to shareholders is to suspend future dividends at this time. Doing so will give us the greatest flexibility to deploy capital to the opportunities that offer the greatest long term returns to our shareholders. In the near-term, we believe that returning capital from the current reduced dividend payment by opportunistically buying back SeaWorld shares, offers the best return to shareholders. In the longer term, we will remain disciplined and regularly assess our allocation of capital,” said Joel Manby, President and Chief Executive Officer of the company.

As of September 19, 2016, the company had approximately $190.0 million available for future share repurchases under its $250.0 million program authorized by the Board in 2014. The number of shares to be purchased and the timing of purchases will be based on business and market conditions, debt covenant restrictions and other factors.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The company is one of the world's foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 28,000 animals in need over the last 50 years.

SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld, Busch Gardens® and Sea Rescue®. Over its more than 50-year history, the company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection of over 800 species of animals. The company's theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the company's press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. These forward-looking statements, which are identified by words such as “may,” “expects,” “future,” “believe,” and “forward,” are subject to a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this press release, including the company’s inability to repurchase shares in the open market; a decline in discretionary consumer spending or consumer confidence; various factors beyond management’s control adversely affecting attendance and guest spending at the company’s theme parks; and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the company’s most recent Annual Report on Form 10-K and in subsequent reports, including the Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, that the company files or furnishes with the Securities and Exchange Commission.  The company’s filings with the SEC are available from the SEC’s EDGAR database at www.sec.gov and via the company’s website at www.seaworldentertainment.com.

CONTACTS:

Investor Relations:

Mark Trinske

Vice President of Investor Relations

855-797-8625

Investors@SeaWorld.com

Media:

Aimée Jeansonne Becka

Senior Director of Corporate Communications

Aimee.Jeansonne-Becka@SeaWorld.com